Exhibit 99.1

St. Jude Medical, Inc.
Global Headquarters
One St. Jude Medical Drive
St. Paul, MN 55117-9913 USA
Tel 651 756 2000
sjm.com

News Release

MEDIA AND INVESTOR CONTACT:	INVESTOR CONTACT:
Rachel Ellingson	J.C. Weigelt
rellingson02@sjm.com	jweigelt@sjm.com
Tel 651 756 2295	Tel 651 756 4347

St. Jude Medical Reports Fourth Quarter and Full-Year 2012 Results

ST. PAUL, Minn. – Jan. 23, 2013 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the fourth quarter and year ended December 29, 2012.

Fourth Quarter and Full-Year Sales

The Company reported net sales of $1.372 billion in the fourth quarter of 2012, a decline of approximately 2 percent compared with the $1.407 billion in the fourth quarter of 2011. Unfavorable foreign currency translation comparisons decreased fourth quarter sales by approximately $23 million. On a currency neutral basis, net sales decreased by 1 percent from the fourth quarter of 2011.

Net sales in 2012 were $5.503 billion compared to $5.612 billion in 2011, a decrease of about 2 percent. Unfavorable foreign currency translation comparisons decreased full-year 2012 sales by about $137 million. On a currency neutral basis, net sales grew 1 percent over the prior year.

Commenting on the Company’s results and growth program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “We are particularly pleased with the strong growth of our atrial fibrillation business, our ability to maintain share in the global ICD market and exceeding prior earnings per share guidance for the quarter. We remain firmly committed to delivering strong EPS growth in 2013 without sacrificing investment in our broad portfolio of pipeline products.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $682 million for the fourth quarter of 2012, a 6 percent decrease compared to the fourth quarter of 2011. After adjusting for the impact of foreign currency, total CRM sales decreased 5 percent. Total CRM product sales for the full-year 2012 were $2.854 billion, down approximately 6 percent from 2011. On a currency neutral basis, total CRM sales declined 3.5 percent from the prior year.

Of that total, ICD product sales were $422 million in the fourth quarter, a 3 percent decrease compared to the fourth quarter of 2011. ICD revenue decreased 2 percent after adjusting for the impact of foreign currency. ICD product sales for the full-year 2012 were $1.743 billion, a decrease of 4 percent when compared to 2011. On a constant currency basis, total ICD sales declined 2 percent from the prior year.

Fourth quarter pacemaker sales were $260 million, an 11 percent decrease compared to the fourth quarter of 2011. Total pacemaker sales for 2012 were $1.111 billion, down 8 percent compared to pacemaker sales in 2011. On a constant currency basis, total pacemaker sales declined 6 percent from the prior year.

St. Jude Medical, Inc.
Global Headquarters
One St. Jude Medical Drive
St. Paul, MN 55117-9913 USA
Tel 651 756 2000
sjm.com

Atrial Fibrillation (AF)

AF product sales for the fourth quarter totaled $239 million, a 10 percent increase over the fourth quarter of 2011. On a constant currency basis, AF product sales increased 11 percent in the fourth quarter of 2012. For the full-year 2012, AF product sales were $898 million, an increase of 9 percent over the prior year. On a constant currency basis, AF product sales increased 12 percent in 2012.

Cardiovascular

Total cardiovascular sales, which primarily include vascular and structural heart products, were $338 million for the fourth quarter of 2012, approximately equal to the fourth quarter of 2011. Total cardiovascular product sales for 2012 were $1.328 billion, down 1 percent from 2011, including a $36 million decrease due to unfavorable foreign currency translations. On a constant currency basis, cardiovascular product sales increased 2 percent in 2012.

Total structural heart product sales for the fourth quarter of 2012 were $152 million, approximately equal compared with the fourth quarter of 2011. Total structural heart product sales for 2012 were $612 million, an increase of 3 percent compared to 2011 or 6 percent on a currency neutral basis.

Sales of vascular products in the fourth quarter of 2012 were $186 million, a 2 percent decrease from the fourth quarter of 2011. Total vascular product sales for 2012 were $716 million, down about 3 percent from 2011 or down 1 percent on a constant currency basis.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $113 million in the fourth quarter of 2012, down 7 percent from the prior year. Total neuromodulation product sales for 2012 were $423 million, up 1 percent over the prior year including a $7 million decrease due to unfavorable currency translations.

Fourth Quarter and Full-Year Earnings Results

In the fourth quarter, the Company recognized after-tax special charges of $113 million, or $0.36 per share, primarily related to our previously announced restructuring activities. Also, during the fourth quarter, the Company recognized a $46 million income tax charge, or $0.15 per share, related to adjustments to uncertain tax positions associated with the effective settlement of domestic income tax audits.

Including these items, reported net earnings for the fourth quarter of 2012 were $0.39 per share. This compares to reported net earnings for the fourth quarter of 2011 of $0.39 per share. For the full-year 2012, reported net earnings were $752 million, or $2.39 per share.

In accordance with GAAP, reported net earnings for the fourth quarter 2012 do not include any benefit from the research and development tax credit, even though this tax credit was extended for 2012 and 2013 earlier this month retroactive to the beginning of 2012. Including the $0.02 per share benefit of this adjustment and excluding the fourth quarter charges, adjusted net earnings for the fourth quarter of 2012 were $285 million, or $0.92 per share. This compares to adjusted net earnings for the fourth quarter of 2011 of $0.86 per share. A reconciliation of the Company’s non-GAAP adjusted net earnings per share to the Company’s GAAP net earnings per share is provided in the schedule at the end of the press release.

St. Jude Medical, Inc.
Global Headquarters
One St. Jude Medical Drive
St. Paul, MN 55117-9913 USA
Tel 651 756 2000
sjm.com

First Quarter and Full-Year 2013 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the first quarter and full-year 2013 by product category.

The Company expects its consolidated net earnings for the first quarter of 2013 to be in the range of $0.91 to $0.93 per share and for full-year 2013 consolidated net earnings to be in the range of $3.68 to $3.73. A further reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

The Company provides constant currency sales growth because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales. St. Jude Medical management uses constant currency sales growth to forecast and evaluate the operational performance of the Company as well as to compare sales of current periods to prior periods.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s fourth quarter and full-year 2012 earnings call can be heard live today beginning at 7 a.m. CST (also archived for 90 days) on the Investor Relations section of our website sjm.com.

Annual Investor Meeting

The company has scheduled an annual investor meeting for Friday, Feb. 1, 2013, in New York City. Investors must be registered in advance in order to gain entry into the meeting and can email Abbey Nelson, Investor Relations Specialist, at ANelson02@sjm.com for more information. The meeting will take place from approximately 8 a.m. to 12:30 p.m. EST, and the general public can listen to the meeting live on the Investor Relations section of our website sjm.com.

St. Jude Medical, Inc.
Global Headquarters
One St. Jude Medical Drive
St. Paul, MN 55117-9913 USA
Tel 651 756 2000
sjm.com

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2012. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of Fourth Quarter 2012 Sales and Reconciliation to Constant Currency Sales Growth
(in millions)
(unaudited)	4Q12 Sales	4Q11 Sales	Reported % Change vs. 4Q11	Constant Currency % Change vs. 4Q11	Reported $ Change vs. 4Q11	Constant Currency $ Change vs. 4Q11
Total Sales	$1,372	$1,407	-2%	-1%	-$35	-$12
Total International Sales	$746	$771
Total U.S. Sales	$626	$636
Worldwide Cardiac Rhythm Management	$682	$728	-6%	-5%	-$46	-$35
International Cardiac Rhythm Management	$343	$377
U.S. Cardiac Rhythm Management	$339	$351
Worldwide ICD	$422	$436	-3%	-2%	-$14	-$8
International ICD	$186	$199
U.S. ICD	$236	$237
Worldwide Pacemakers	$260	$292	-11%	-9%	-$32	-$27
International Pacemakers	$157	$178
U.S. Pacemakers	$103	$114
Worldwide Atrial Fibrillation	$239	$218	10%	11%	$21	$25
International Atrial Fibrillation	$148	$134
U.S. Atrial Fibrillation	$91	$84
Worldwide Cardiovascular	$338	$340	0%	1%	-$2	$5
International Cardiovascular	$229	$234
U.S. Cardiovascular	$109	$106
Worldwide Neuromodulation	$113	$121	-7%	-6%	-$8	-$7
International Neuromodulation	$26	$26
U.S. Neuromodulation	$87	$95

St. Jude Medical, Inc.
Global Headquarters
One St. Jude Medical Drive
St. Paul, MN 55117-9913 USA
Tel 651 756 2000
sjm.com

St. Jude Medical, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(Unaudited)

	December 29, 2012	December 31, 2011
Cash and cash equivalents	$1,194	$986
Accounts receivable, net	1,349	1,367
Inventories	610	624
Other current assets	408	414
Property, plant & equipment, net	1,425	1,388
Goodwill	2,961	2,953
Other intangible assets, net	804	856
Other assets	400	417
Total assets	$9,151	$9,005

Current debt obligations	$530	$83
Other current liabilities	1,245	978
Long-term debt	2,550	2,713
Deferred income taxes, net	203	279
Long-term other liabilities	529	477
Total equity	4,094	4,475
Total liabilities & equity	$9,151	$9,005

St. Jude Medical, Inc.
Global Headquarters
One St. Jude Medical Drive
St. Paul, MN 55117-9913 USA
Tel 651 756 2000
sjm.com

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended				Year Ended

	December 29, 2012		December 31, 2011		December 29, 2012		December 31, 2011
Net sales	$1,372		$1,407		$5,503		$5,612
Cost of sales:
Cost of sales before special charges	372		374		1,445		1,486
Special charges	47		29		93		47
Total cost of sales	419		403		1,538		1,533
Gross profit	953		1,004		3,965		4,079

Selling, general & administrative expense	451		552		1,891		2,084
Research & development expense	158		177		676		705
Purchased in-process R & D charges	0		0		0		4
Special charges	119		118		298		171
Operating profit	225		157		1,100		1,115
Other income (expense), net	(28)		(24)		(95)		(96)
Earnings before income taxes	197		133		1,005		1,019
Income tax expense	77		8		253		193
Net earnings	$120		$125		$752		$826
Adjusted net earnings (Non-GAAP)	$285	(1)	$274	(2)	$1,095	(3)	$1,074	(4)

Diluted net earnings per share	$0.39		$0.39		$2.39		$2.52
Adjusted diluted net earnings per share (Non-GAAP)	$0.92	(1)	$0.86	(2)	$3.48	(3)	$3.28	(4)

Cash dividends declared per share	$0.23		$0.21		$0.92		$0.84

Weighted average shares outstanding- diluted	310.0		320.0		314.8		327.1

(1)	Fourth quarter 2012 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $159 or $0.51 per share:
-

$75 charges, or $0.24 per share, primarily related to ongoing restructuring actions originally announced in August 2012 to realign our product divisions and to centralize certain support functions. The associated pre-tax amount of $106 was recorded as a Special Charge to Cost of sales ($8) and Special charges ($98).

-

$11 charges, or $0.03 per share, related to intangible asset impairment charges and inventory write-offs for discontinued CATD product lines. The associated pre-tax amount of $17 was recorded as a Special Charge to Cost of sales ($14) and Special charges ($3).

-

$27 charges, or $0.09 per share, related to litigation and other costs associated with field actions in our IESD business. The associated pre-tax amount of $43 was recorded as a Special Charge to Cost of sales ($25) and Special charges ($18).

	-	$46 income tax expense, or $0.15 per share, related to adjustments to uncertain tax positions associated with the effective settlement of certain income tax audits.

Fourth quarter 2012 adjusted net earnings and adjusted diluted net earnings per share include $6 of income tax benefit, or $0.02 per share, for the fourth quarter 2012 benefit relating to the federal research and development tax credit that was extended in 2013 retroactive to the beginning of the 2012 fiscal year.

(2)	Fourth quarter 2011 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax charges totaling $149 or $0.47 per share:
-

$71 charges, or $0.22 per share, primarily related to ongoing restructuring actions that began in the second quarter to realign certain activities in our CRM business as well as employee termination and other costs primarily associated with continuing efforts to improve our sales & sales support organization. The associated pre-tax amount of $98 was recorded as a Special Charge to Cost of sales ($29) and Special charges ($69).

	-	$31 charges, or $0.10 per share, related to the write-down of certain intangible assets which were determined to be impaired. The associated pre-tax amount of $49 was recorded to Special charges.
	-	$38 charges, or $0.12 per share, related to increased collection risk for accounts receivable related to one customer in Europe. The associated pre-tax amount of $56 was recorded to SG&A expense.
	-	$9 charges, or $0.03 per share, related to contributions to the St. Jude Medical Foundation. The associated pre-tax amount of $15 was recorded to SG&A expense.

(3)	Year ended 2012 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $321 or $1.02 per share:
-

$123 charges, or $0.39 per share, primarily related to ongoing restructuring actions originally announced in August 2012 to realign our product divisions and to centralize certain support functions. The associated pre-tax amount of $173 was recorded as a Special Charge to Cost of sales ($10) and Special charges ($163).

-

$11 charges, or $0.03 per share, related to intangible asset impairment charges and inventory write-offs for discontinued CATD product lines. The associated pre-tax amount of $17 was recorded as a Special Charge to Cost of sales ($14) and Special charges ($3).

-

$75 charges, or $0.24 per share, primarily related to ongoing restructuring actions that began in 2011 to realign certain activities in our legacy CRM business as well as costs primarily associated with continuing efforts to improve our sales and sales support organizations. The associated pre-tax amount of $107 was recorded as a Special Charge to Cost of sales ($44) and Special charges ($63).

-

$27 charges, or $0.09 per share, related to litigation and other costs associated with field actions in our IESD business. The associated pre-tax amount of $43 was recorded as a Special Charge to Cost of sales ($25) and Special charges ($18).

	-	$14 impairment charges, or $0.04 per share, related to writing down acquired neuromodulation intangible assets to fair value. The associated pre-tax amount of $23 was recorded to Special charges.
	-	$25 charges, or $0.08 per share, related to a license dispute settlement charge. The associated pre-tax amount of $28 was recorded to Special charges.
	-	$46 income tax expense, or $0.15 per share, related to adjustments to uncertain tax positions associated with the effective settlement of certain income tax audits.

Year ended 2012 adjusted net earnings and adjusted diluted net earnings per share include $22 of income tax benefit, or $0.07 per share, for the 2012 benefit relating to the federal research and development tax credit that was extended in 2013 retroactive to the beginning of the 2012 fiscal year.

St. Jude Medical, Inc.
Global Headquarters
One St. Jude Medical Drive
St. Paul, MN 55117-9913 USA
Tel 651 756 2000
sjm.com

(4)	Year ended 2011 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax charges totaling $248 or $0.76 per share:
	-	$19 charges, or $0.06 per share, related to AGA Medical Holdings, Inc. acquired inventory step up amortization expense. The associated pre-tax amount of $30 was recorded to Cost of sales.
-

$121 charges, or $0.37 per share, primarily related to ongoing restructuring actions that began in the second quarter to realign certain activities in our CRM business as well as employee termination and other costs primarily associated with continuing efforts to improve our sales & sales support organization. The associated pre-tax amount of $169 was recorded as a Special Charge to Cost of sales ($47) and Special charges ($122).

	-	$31 charges, or $0.09 per share, related to the write-down of certain intangible assets which were determined to be impaired. The associated pre-tax amount of $49 was recorded to Special charges.
-

$19 charges, or $0.06 per share, primarily related to post acquisition expenses for AGA Medical Holdings, Inc. which principally include contract termination costs and other integration costs in international locations. The associated pre-tax amount of $25 was recorded to SG&A expense.

	-	$9 charges, or $0.03 per share, related to contributions to the St. Jude Medical Foundation. The associated pre-tax amount of $15 was recorded to SG&A expense.
	-	$46 charges, or $0.14 per share, related to increased collection risk for accounts receivable related to customers in Europe. The associated pre-tax amount of $66 was recorded to SG&A expense.
	-	$3 Purchased in-process R&D charges, or $0.01 per share, associated with the Company’s acquisition of certain pre-development technology assets.

2013 Earnings Guidance Reconciliation

	First Quarter 2013		Full Year 2013

Estimated 2013 diluted net earnings per share	$0.95 - $0.97		$3.61 - $3.66
Restructuring actions	0.04	(5)	0.15	(5)
Federal R&D tax credit extension	(0.08	) (6)	(0.08	) (6)
Estimated 2013 adjusted diluted net earnings per share (Non-GAAP)	$0.91 - $0.93		$3.68 - $3.73

(5)

The Company’s above estimated 2013 adjusted diluted net earnings per share (Non-GAAP) excludes the impact of after-tax charges expected to be recognized related to ongoing business restructuring actions.

(6)

The federal research and development tax credit was extended in 2013 retroactive to the beginning of the 2012 fiscal year. The Company’s above estimated 2013 adjusted diluted net earnings per share (Non-GAAP) excludes the tax benefit related to fiscal year 2012 expected to be recognized in the first quarter of 2013 .